FOR IMMEDIATE RELEASE



Contact: John S. Holle - FLAG Financial Corporation (706/845-5005)
         J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) Robert G. Cochran - Thomaston Federal Savings Bank (706/647-6601)


          Flag Financial Corporation and Thomaston Federal Savings Bank
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                    Thomaston, Georgia, Announce Combination
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     LaGrange, GA (March 12, 1999) -- FLAG Financial Corporation (NASDAQ:  FLAG)
Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG Financial Corporation and Thomaston Federal Savings Bank ("Thomaston Federal"), of Thomaston, Georgia, have announced the execution of a Letter of Intent to combine their two operations by means of a tax-free merger. Thomaston Federal operates one office located in Thomaston, Upson County, Georgia and mortgage production offices in Columbus and Macon, Georgia and Phenix City and Auburn, Alabama.

     Under the terms of the proposed agreement, shareholders of Thomaston Federal Savings Bank will receive 1.7275 shares of FLAG common stock for each share of Thomaston Federal Savings Bank common stock. The merger, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated during the third quarter of 1999, pending execution of a definitive agreement, final due diligence, regulatory approval and approval by the shareholders of Thomaston Federal Savings Bank. The transaction is expected to be accretive to future earnings of FLAG.

     J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, stated, "Thomaston Federal Savings Bank in Thomaston is an excellent financial institution and is strategically located between LaGrange and Macon, Georgia. We look forward to introducing Thomaston Federal Savings Bank's customers to a broader array of products and services and are pleased that their shareholders and employees will now become a part of the FLAG Financial Corporation team. Additionally, by retaining the Thomaston Federal thrift charter, FLAG will be positioned going forward to operate with maximum regulatory flexibility."

     Robert G. Cochran, President and Chief Executive Officer of Thomaston Federal Savings Bank, added, "The combination of Thomaston Federal into FLAG Financial is a strategic move which allows our organization to retain the community identity we think is essential, and at the same time, secure the operating support of a more diversified organization like FLAG. The operating philosophy of being a "Partner Bank" provides great assurance to our employees, customers and community. We look forward to integrating the business success of Thomaston Federal into FLAG."
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     Under the terms of the  proposed  combination,  Mr.  Cochran  will join the
Board of Directors of FLAG and retain the position of President and CEO of Thomaston Federal Savings Bank. Terms also call for the Thomaston Federal Board of Directors to remain intact.

     FLAG recently announced the execution of a Letter of Intent to merge with First Hogansville Bankshares, Inc., parent company of The Citizens Bank, located in Hogansville, Georgia, as well as the opening of FLAG's first de novo branch, First Flag Bank - Statesboro. In addition, FLAG previously signed a definitive agreement to acquire the Blackshear branch office of First Georgia Bank. The addition of Thomaston Federal and The Citizens Bank along with the establishment of First Flag Bank - Statesboro and the acquisition of the Blackshear branch office of First Georgia Bank will increase FLAG's franchise to 32 offices serving 15 communities in west central, middle and southeast Georgia.

     John S. Holle, Chairman of FLAG, concluded, "It is a great honor to have the opportunity to combine our resources with Bob Cochran, the Board of Directors and staff of Thomaston Federal. Bob and I have had a professional relationship for over twenty years. Our banking philosophies are very similar and we look forward to the strong tradition of community banking he will bring to FLAG. His valuable leadership will complement our organization as we continue to build on our "Partner Bank" philosophy"

     FLAG Financial Corporation is a multi-bank holding company, whose wholly-owned subsidiaries are First Flag Bank LaGrange (formerly First Federal Savings Bank of LaGrange), in LaGrange, Georgia and Citizens Bank, in Vienna, Georgia. FLAG reported assets of approximately $550 million at December 31, 1998. On a combined pro forma basis, including the merger with Thomaston Federal and the pending merger with The Citizens Bank, FLAG's assets will increase to approximately $634 million. Including shares issued as part of the completion of the Thomaston Federal transaction and the pending announcement of The Citizens Bank, FLAG will have approximately 8,312,000 shares outstanding. FLAG currently has approximately 6.6 million shares outstanding which are traded and quoted on The Nasdaq Stock Market under the symbol "FLAG".

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